                                                                EXHIBIT 99(b)(1)




         GOLDMAN SACHS CREDIT                  THE CHASE MANHATTAN BANK
             PARTNERS L.P.                      CHASE SECURITIES INC.
            85 BROAD STREET                        270 PARK AVENUE
       NEW YORK, NEW YORK 10004                NEW YORK, NEW YORK 10017



PERSONAL AND CONFIDENTIAL

December 22, 1997

Outsourcing Solutions Inc.
Suite 150
390 South Woods Mill Road
Chesterfield, Missouri  63017

Attention:  Mr. Timothy G. Beffa

            Re:   OUTSOURCING SOLUTIONS INC.
                  AMENDED AND RESTATED CREDIT AGREEMENT

Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of October 8, 1997, as amended to the date hereof (as so amended, the "EXISTING CREDIT AGREEMENT"), among Outsourcing Solutions Inc. ("COMPANY"), the lenders party thereto (the "EXISTING LENDERS"), The Chase Manhattan Bank ("CHASE") and Goldman Sachs Credit Partners L.P. ("GSCP"), as Co-Administrative Agents, GSCP and Chase Securities Inc. ("CSI"), as Arranging Agents, and SunTrust Bank, Atlanta, as Collateral Agent.

You have advised us that Company intends to acquire (the "ACQUISITION") the outstanding capital stock of The Union Corporation, a Delaware corporation ("UNION"), through a tender offer (the "TENDER OFFER") by a newly formed, wholly owned Subsidiary ("MERGER SUB") of Company for up to 100% of the shares of Union (the "SHARES"), followed by a merger of Merger Sub with and into Union (the "MERGER") in which Union will be the surviving corporation and in which any Shares not tendered in the Tender Offer will be cancelled in exchange for cash consideration. We understand that the Tender Offer will be conditioned on, among other things, the tender and purchase of at least 66-2/3% of the Shares (the "MINIMUM SHARES"). Upon the consummation of the Acquisition and the

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Outsourcing Solutions Inc.
December 22, 1997
Page 2


Merger, Union will be a wholly owned subsidiary of Company. You have delivered to us on the date hereof a fully executed copy of a merger agreement between Company and Union providing for the Merger and have advised us that the merger agreement and the Merger on the terms set forth in such merger agreement have been approved by the Board of Directors of Union.

You have also advised us that it is anticipated that, in order to finance the Acquisition (including transaction costs), to refinance certain existing debt of Company and to pay costs and expenses related to the Acquisition, the Company desires to obtain up to $225,000,000 in additional senior bank financing (the "ADDITIONAL BANK FINANCING") pursuant to an amendment and restatement of the Existing Credit Agreement (the Existing Credit Agreement, as so amended and restated, being the "AMENDED AND RESTATED CREDIT AGREEMENT") which would restructure the credit facilities available under the Existing Credit Agreement (the "EXISTING BANK FACILITIES") so as to consist of the existing two term loan facilities of $62,500,000 and $124,921,708, respectively, a third term loan facility of up to $225,000,000 (collectively, the "TERM LOAN FACILITIES"), and the existing revolving credit facility of up to $58,000,000 with a sublimit for letters of credit of $15,000,000 (the "REVOLVING CREDIT FACILITY"; together with the Term Loan Facilities, the "AMENDED AND RESTATED BANK FACILITIES"). The proceeds from the up to $225,000,000 of additional Term Loan Facilities are expected to be used, to pay the consideration for the Shares pursuant to the Tender Offer and the Merger and to pay related transaction costs and to repay amounts outstanding under the Revolving Credit Facility, in each case in the amounts set forth on SCHEDULE I to Annex B hereto.

Each of GSCP and Chase is pleased to confirm its commitment to provide up to one-half of the $470,421,708 of Amended and Restated Bank Facilities, consisting of (a) GSCP's $19,283,967.81 and Chase's $19,004,510.47 of commitments and outstanding loans under the Existing Credit Agreement, (b) an additional $225,000,000 of commitments in respect of the Additional Bank Financing, and (c) in the event Existing Lenders constituting Requisite Lenders (as defined in the Existing Credit Agreement) fail to consent to the Amended and Restated Bank Facilities, the amount (the "BACKSTOPPED EXISTING BANK FACILITIES AMOUNT") of the Existing Bank Facilities (as defined in the attached Annex B) which would, when added to the amount of the Existing Bank Facilities held by Existing Lenders which have consented to the Amended and Restated Bank Facilities, be sufficient, if voted to approve the Amended and Restated Bank Facilities, to provide the approval of Requisite Lenders to the Amended and Restated Bank Facilities, in each case under the terms and subject to the conditions contained in this letter, the attached Annex A and the attached Annex B (together, the "COMMITMENT LETTER"). In addition, on the terms and subject to the conditions of the Commitment Letter, GSCP and Chase will act as Co-Administrative

Outsourcing Solutions Inc.
December 22, 1997
Page 3


Agents, and GSCP and CSI will act as Arranging Agents, in connection with the Amended and Restated Bank Facilities.

Our commitments are subject, in our respective reasonable discretion, to the condition that there shall not have been, since the date of the most recent audited financial statements of Company and its subsidiaries and of Union and its subsidiaries provided to GSCP, Chase and CSI, any material adverse change in the business, condition (financial or otherwise) results of operations, assets, liabilities, financial performance or prospects of Company and its subsidiaries or Union and its subsidiaries which in any such case GSCP, Chase or CSI, in their respective judgment, reasonably deems material. Our commitments are also subject, in our respective reasonable discretion, to the satisfactory negotiation, execution and delivery of appropriate loan documents relating to the Amended and Restated Bank Facilities, including, without limitation, an amended and restated credit agreement, guaranties, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the "LOAN DOCUMENTS") to be based upon and substantially consistent with the terms set forth in this Commitment Letter.

The terms of this Commitment Letter are intended as an outline of certain of the material terms of the Amended and Restated Bank Facilities, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the Loan Documents. The Loan Documents shall include, in addition, provisions that are customary or typical for financings of this type and other provisions that GSCP and/or Chase may reasonably determine to be appropriate in the context of the proposed transactions.

Each of GSCP and Chase intends and reserves the right to syndicate the Amended and Restated Bank Facilities to the Existing Lenders and the New Lenders (as defined in the attached Annex B). GSCP, Chase and CSI will coordinate all aspects of the syndication of the Amended and Restated Bank Facilities, including determining the selection of potential New Lenders, the timing of all offers to Existing Lenders and potential New Lenders, any designation of agent or other title awarded to a Lender, the acceptance of commitments, the amounts offered and the compensation provided to each Lender and the final commitment allocations (with Company's consent not to be unreasonably withheld).

You agree to cooperate with GSCP, Chase and CSI in connection with (i) the preparation of an information package regarding the business, operations and prospects of Company and Union, including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of Company or Union deemed reasonably necessary by GSCP, Chase or CSI to complete the syndication of the

Outsourcing Solutions Inc.
December 22, 1997
Page 4


Amended and Restated Bank Facilities and (ii) the presentation of such information package in bank meetings and other communications with Lenders in connection with the syndication of the Amended and Restated Bank Facilities. You shall be solely responsible for the contents of any such information package and presentation and you acknowledge that GSCP, Chase and CSI will be using and relying upon the information contained in such information package and presentation without independent verification thereof. In addition, you represent and covenant that all information provided directly or indirectly by you to GSCP, Chase, CSI or the Lenders in connection with the transactions contemplated hereunder is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

In connection with arrangements such as this, it is our policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A which is incorporated by reference into this Commitment Letter.

You also agree to reimburse us for our reasonable out-of-pocket expenses, including the reasonable fees and disbursements of our attorneys and any other consultants or advisors that we have retained with your consent (not to be unreasonably withheld), plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this Commitment Letter (whether incurred before or after the date hereof).

Please note that this Commitment Letter and any written or oral advice provided by GSCP, Chase or CSI in connection with this arrangement is exclusively for the information of Company and may not be disclosed to any third party (other than Union and its advisors) or circulated or referred to publicly without our prior written consent, except as required by law. With respect to any disclosures required by law, you agree to provide GSCP and Chase with prior notice of your intention to make any such disclosure and an opportunity to consult with you with respect thereto. The foregoing agreements regarding confidentiality shall survive the termination of this Commitment Letter.

As you know, each of GSCP, Chase and CSI may from time to time effect transactions, for its own account or the account of customers, and hold positions in loans or options on loans of Company, Union and other companies that may be the subject of this arrangement. In addition, Goldman, Sachs & Co., an affiliate of GSCP, and CSI are full service securities firms and as such may from time to time effect transactions, for their own accounts or the accounts of customers, and hold positions in securities or options on securities of Company and other companies that may be the subject of this arrangement. In addition, GSCP,

Outsourcing Solutions Inc.
December 22, 1997
Page 5


Chase and CSI may employ the services of its affiliates in providing services hereunder and may exchange with such affiliates information concerning Company, Union and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to GSCP, Chase and CSI hereunder.

Our commitments hereunder shall terminate on the earlier of (x) 60 days from the date of this Commitment Letter and (y) the date of termination of your agreement with Union with respect to the Acquisition, unless the closing of the Amended and Restated Bank Facilities, on the terms and subject to the conditions contained herein, shall have been consummated by such date.

The obligations of GSCP, Chase and CSI hereunder are several obligations and the failure of GSCP, Chase or CSI, as the case may be, to perform its obligations hereunder shall not give rise to any liability on the part of any or all of the other Lenders party to this letter with respect to such failure. The respective rights of GSCP, Chase and CSI hereunder may be enforced independently.

                  [Remainder of page intentionally left blank]

Outsourcing Solutions Inc.
December 22, 1997
Page 6


Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSCP, Chase and CSI the enclosed copy of this Commitment Letter, on or before the close of business on December 22, 1997, whereupon this Commitment Letter shall become a binding agreement between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By: /s/ STEPHEN KING
    -----------------------------
      Authorized Signatory

THE CHASE MANHATTAN BANK

By: /s/ THOMAS H. KOZLARK
    -----------------------------
      Name:  Thomas H. Kozlark
      Title: Vice President

CHASE SECURITIES INC.

By: /s/ J. MATTHEW LYNESS
    -----------------------------
      Name:  J. Matthew Lyness
      Title: Vice President

Outsourcing Solutions Inc.
December 22, 1997
Page 7




                                    ACCEPTED AS OF THE DATE ABOVE:

                                    OUTSOURCING SOLUTIONS INC.


                                    By: /s/ TYLER T. ZACHEM
                                        ---------------------------
                                          Name:  Tyler T. Zachem
                                          Title: Vice President

                                     ANNEX A

In the event that GSCP, Chase or CSI becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including, without limitation, stockholders of Company or of Union, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or any related agreement (collectively, the "LETTER"), Company periodically will reimburse GSCP and/or Chase and/or CSI, as the case may be, for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; PROVIDED, HOWEVER, that if GSCP, Chase or CSI is found in any such action, proceeding or investigation to have acted with gross negligence or bad faith in performing the services which are the subject of the Letter, GSCP, Chase or CSI, as the case may be, shall repay such portion of such reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of GSCP, Chase or CSI, as the case may be, which is the subject of such finding. Company also will indemnify and hold GSCP, Chase and CSI harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letter, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of GSCP and/or Chase and/or CSI, as the case may be,in performing the services that are the subject of the Letter. If for any reason the foregoing indemnification is unavailable to GSCP and/or Chase and/or CSI, as the case may be, or insufficient to hold it harmless, then Company shall contribute to the amount paid or payable by GSCP and/or Chase and/or CSI, as the case may be, as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of Company and its stockholders on the one hand and GSCP and/or Chase and/or CSI, as the case may be, on the other hand in the matters contemplated by the Letter as well as the relative fault of Company and GSCP and/or Chase and/or CSI, as the case may be, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of Company under this paragraph shall be in addition to any liability which Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of GSCP or Chase and/or CSI (including without limitation Goldman, Sachs & Co.) and the partners, directors, agents, employees and controlling persons (if any), of GSCP and/or Chase and/or CSI, as the case may be, and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Company, GSCP, Chase, CSI any such affiliate and any such person. Company also agrees that none of GSCP, Chase, CSI or any of their respective affiliates, partners, directors, agents, employees or controlling persons shall have any liability to Company, any person asserting claims on behalf of or in right of Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by Company result from the gross negligence or bad faith of GSCP and/or Chase and/or CSI, as the case may be, in performing the services that are the subject of the Letter.


                                   Annex A-1

Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Letter is hereby waived by the parties hereto. The provisions of this Annex A shall survive any termination or completion of the arrangement provided by the Letter, and the Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.



                                   Annex A-2

                                     ANNEX B

   SUMMARY OF TERMS AND CONDITIONS OF THE AMENDED AND RESTATED BANK FACILITIES

Outsourcing Solutions Inc. (the "BORROWER") proposes to acquire (the "ACQUISITION") all of the outstanding capital stock of The Union Corporation ("UNION") through a tender offer (the "TENDER OFFER") by a newly formed, wholly owned Subsidiary ("MERGER Sub") of the Borrower for up to 100% of the shares of Union (the "SHARES"), followed by a merger of Merger Sub with and into Union (the "MERGER") in which Union will be the surviving corporation and in which any Shares not tendered in the Tender Offer will be cancelled in exchange for cash consideration. In order to complete the Acquisition, to refinance certain indebtedness of Company, to pay fees and expenses related to such transactions and to finance the continuing operations of the Borrower and its subsidiaries after the Acquisition, the Borrower proposes (i) to maintain the Existing Bank Facilities (as defined below), and (ii) to borrow additional term loans in an aggregate principal amount of up to $225,000,000.

Set forth below is a Summary of Terms and Conditions outlining certain terms of the Amended and Restated Bank Facilities referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

I.    THE AMENDED AND RESTATED BANK FACILITIES

BORROWER:         Outsourcing Solutions Inc.

GUARANTORS:       Each of the Borrower's subsidiaries shall guaranty (the
                  "GUARANTEES") all obligations under the Amended and Restated Bank Facilities.

CO-ADMINISTRATIVE Goldman Sachs Credit Partners L.P. ("GSCP") and The
AGENTS:           Chase Manhattan Bank ("CHASE").

ARRANGING         GSCP and Chase Securities Inc. ("CSI"). Collectively,
AGENTS:           the Co-Administrative Agents and the Arranging Agents are
                  referred to herein as the "AGENTS".

LENDERS: GSCP, Chase, the other Existing Lenders and other financial institutions (the "NEW LENDERS")(collectively, the "LENDERS").

                                   Annex B-1

AMOUNT OF AMENDED The Amended and Restated Bank Facilities shall consist AND RESTATED BANK of up to $470,421,708 of senior secured bank financing
FACILITIES:       (the "AMENDED AND RESTATED BANK FACILITIES") to include:

                  (i) $62,500,000 of existing senior term loans (the "TRANCHE A TERM LOANS");

                  (ii) $124,921,708 of existing senior term loans and (the "TRANCHE B TERM LOANS");

                  (iii) up to $225,000,000 of additional senior term loans
                        (the "TRANCHE C TERM LOANS"; collectively, the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans are referred to herein as the "TERM LOAN FACILITIES"); and

                  (iv) the existing $58,000,000 senior revolving credit
                       facility (the "REVOLVING CREDIT FACILITY"; collectively, the Tranche A Term Loans, the Tranche B Term Loans and the Revolving Credit Facility are referred to herein as the "EXISTING BANK FACILITIES" ).

AVAILABILITY:     TERM LOAN FACILITIES - The Tranche A Term Loans and Tranche B
                  Term Loans shall be maintained as Tranche A Term Loans and
                  Tranche B Term Loans, respectively, under the Amended and
                  Restated Credit Agreement. One drawing may be made of the Tranche C Term Loans on the Effective Date; a portion of the Tranche C Term Loans not to exceed an amount equal to one-third (1/3) of the aggregate consideration for the Shares
                  (such portion being the "DELAYED-DRAW TERM LOAN ") will be available on a delayed-draw basis, for a period not to exceed
                  120 days after the Effective Date, to pay that portion of the consideration for the Shares and related fees and expenses that become due and payable upon consummation of the Merger.

                  REVOLVING CREDIT FACILITY - Loans made under the Revolving Credit Facility under the Existing Credit Agreement shall be maintained as loans under the Revolving Credit Facility under the Amended and Restated Credit Agreement. After the Effective Date, amounts under the Revolving Credit Facility


                                   Annex B-2
                  may be borrowed until the maturity date of the Revolving Credit Facility.

PURPOSE/USE OF    To finance the consideration for the Shares acquired in
PROCEEDS OF       the Acquisition, to refinance certain borrowings under
ADDITIONAL BANK   the Revolving Credit Facility and to pay fees and
FINANCING:        expenses associated therewith, in each case in the amounts set forth on SCHEDULE I annexed to this Annex B.

MATURITIES:       Tranche A Term Loans:         October 15, 2001
                  Tranche B Term Loans:         October 15, 2003
                  Tranche C Term Loans:         October 15, 2004
                  Revolving Credit Facility:    October 15, 2001

EFFECTIVE         DATE: The date (the "EFFECTIVE DATE") on or before
                  February 15, 1998 on which the initial borrowings of the Tranche C Term Loans under the Amended and Restated Bank
                  Facilities are made.

AMORTIZATION:     As  contained in the Existing  Credit  Agreement  for the
                  Tranche  A Term  Loans  and  Tranche  B Term  Loans.  The
                  Tranche C Term Loans shall be amortized in installments in the amounts and on the dates indicated below:


                                             SCHEDULED
                          DATE              REPAYMENT OF
                                           TRANCHE C TERM
                                               LOANS

                   April 15, 1998            $ 250,000
                   July 15, 1998             $ 250,000
                   October 15, 1998          $ 250,000
                   January 15, 1999          $ 250,000
                   April 15, 1999            $ 250,000
                   July 15, 1999             $ 250,000
                   October 15, 1999          $ 250,000

                                   Annex B-3

                   January 15, 2000          $ 250,000
                   April 15, 2000            $ 250,000
                   July 15, 2000             $ 250,000
                   October 15, 2000          $ 250,000
                   January 15, 2001          $ 250,000
                   April 15, 2001            $ 250,000
                   July 15, 2001             $ 250,000
                   October 15, 2001          $ 250,000
                   January 15, 2002          $ 250,000
                   April 15, 2002            $ 250,000
                   July 15, 2002             $ 250,000
                   October 15, 2002          $ 250,000
                   January 15, 2003          $ 250,000
                   April 15, 2003            $ 250,000
                   July 15, 2003             $ 250,000
                   October 15, 2003          $ 250,000
                   January 15, 2004         $ 54,750,000
                   April 15, 2004           $ 54,750,000
                   July 15, 2004            $ 54,750,000
                   October 15, 2004         $ 55,000,000


LETTERS OF
CREDIT: At the Borrower's option, a portion of the Revolving Credit Facility not to exceed $15,000,000 will be made available for the issuance of letters of credit on the terms and subject to the conditions contained in the Existing Credit Agreement.

INTEREST RATE:    All amounts outstanding under the Amended and Restated Bank
                  Facilities shall bear interest, at the Borrower's option
                  (provided that the Borrower may not select the reserve adjusted Eurodollar Rate with respect to the Tranche C Term
                  Loans until after the Effective Date), as follows:

                  A.    With respect to the Tranche A Term Loans:

                        (i)   at the Base Rate plus 1.50% per annum; or


                                   Annex B-4

                        (ii) at the reserve adjusted Eurodollar Rate plus 2.50% per annum.

                  B. With respect to the Tranche B Term Loans:

                        (i)   at the Base plus  2.00% per annum; or

                        (ii) at the reserve adjusted Eurodollar Rate plus 3.00% per annum.


                  C. With respect to the Tranche C Term Loans:

                        (i)   at the Base plus 2.00% per annum; or

                        (ii) at the reserve adjusted Eurodollar Rate plus 3.00% per annum.

                  D. With respect to loans made under the Revolving Credit
                     Facility:

                        (i)   at the Base plus 1.50% per annum; or

                        (ii) at the reserve adjusted Eurodollar Rate plus 2.50% per annum.

                  As used herein, (x) the term "reserve adjusted Eurodollar Rate" shall have meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate shall be customary and appropriate for financings of this type and (y) the term Base Rate shall mean, at any time, the higher of (x) the rate announced by Chase from time to time as its prime rate for commercial lending and (y) the federal funds rate plus 1/2 of 1%. Upon the occurrence and continuance of an Event of Default, interest shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

                  The interest rates set forth above with respect to the Tranche A Term Loans and loans made under the Revolving Credit Facility shall be reduced upon attainment by the Borrower of


                                   Annex B-5
                  certain performance tests as contained in the Existing Credit Agreement.

INTEREST
PAYMENTS:         Quarterly for loans bearing interest with reference to the
                  Base Rate; on the last day of selected interest periods (which shall be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar
                  Rate ( "EURODOLLAR RATE LOANS ") (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (or a 365 or 366-day year, as the case may be, for Loans bearing interest with reference to the Base Rate).


INTEREST RATE     Within 180 days following the Effective Date, the
PROTECTION:       Borrower will obtain interest rate protection through interest rate swaps, caps or other agreements reasonably satisfactory to the Co-Administrative Agents.

FUNDING
PROTECTION:       Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

COMMITMENT FEES:  Commitment fees equal to .50% per annum times the daily average unused portion of the Revolving Credit Facility (reduced by the amount of letters of credit issued and outstanding) and any unfunded portion of the Term Loan Facilities shall accrue from the Effective Date and shall be payable quarterly in arrears on the unused portion of the Revolving Credit Facility and such unfunded portion of the Term Loan Facilities.


LETTER OF CREDIT  As contained in the Existing Credit Agreement.
FEES:

VOLUNTARY         The Amended and Restated Bank Facilities may be prepaid
PREPAYMENTS:      in whole or in part without premium or penalty (except for breakage costs, if any, with respect to Eurodollar Rate Loans


                                   Annex B-6
                  which are prepaid prior to the last day of the related interest period). Voluntary prepayments of the Term Loan Facilities shall be applied ratably among the Term Loan Facilities and to scheduled amortization payments pro rata.

MANDATORY         As contained in the Existing Credit Agreement (with such
PREPAYMENTS:      modifications thereto as may be agreed upon).

SECURITY:         The Amended and Restated Bank Facilities and each Guarantee shall continue to be secured by first priority security interests in all assets, including without limitation, all property, plant and equipment, intangible assets and other personal, real and mixed property of the Borrower and its subsidiaries; PROVIDED that security interests in real property assets shall be excepted if the Agents shall determine in their reasonable discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby. In addition, the Amended and Restated Bank Facilities shall be secured by a first priority security interest in 100% of the stock of each domestic subsidiary of the Borrower (65% of each foreign subsidiary) and all intercompany debt (it being understood that after consummation of the Tender Offer but prior to the Merger, the Amended and Restated Bank Facilities
                  (i) shall be secured by a first priority security interest in the Shares acquired in the Tender Offer only to the extent such Shares can be pledged in compliance with applicable margin regulations, and (ii) shall not be secured by any assets of Union). All security arrangements shall be in form and substance reasonably satisfactory to the Agents.


REPRESENTATIONS
AND               As contained in the Existing Credit Agreement (with such
WARRANTIES:       modifications thereto as may be agreed upon to account for the
                  Acquisition).

COVENANTS:        As contained in the Existing Credit Agreement (with such
                  modifications thereto as may be agreed upon to account for the Acquisition).



                                   Annex B-7

EVENTS OF
DEFAULT: As contained in the Existing Credit Agreement (with such modifications thereto as may be agreed upon to account for the Acquisition, including without limitation an Event of Default for failure to consummate the Merger within 120 days of the Effective Date).

II.   CONDITIONS TO CLOSING OF THE AMENDED AND RESTATED BANK FACILITIES

CONDITIONS
PRECEDENT         1.    SATISFACTORY DOCUMENTATION. The definitive
TO INITIAL              documentation evidencing the Amended and Restated Bank
BORROWINGS:             Facilities shall be prepared by counsel to the Agents
                        and shall be in form and substance reasonably satisfactory to the Agents and Requisite Lenders.

                  2.    NO EVENT OF DEFAULT UNDER EXISTING CREDIT
                        Agreement. No Event of Default or Potential Event of Default under (and as defined in) the Existing Credit Agreement shall have occurred and be continuing.

                  3. APPROVALS. All required approvals shall have been obtained with respect to the amendments to the Existing Credit Agreement being effected pursuant to the Amended and Restated Credit Agreement. The Borrower and its subsidiaries shall have obtained all third party consents, waivers, amendments, approvals and the like that may be necessary under the Borrower's existing contracts and agreements (including any subordinated Indebtedness) in connection with the borrowings under the Amended and Restated Bank Facilities and all related transactions, and the Borrower and its subsidiaries shall otherwise be in material compliance with such agreements.

                  4. ACQUISITION. The documentation (other than the merger agreement) relating to the Acquisition (including the Tender Offer and the Merger) (the "ACQUISITION DOCUMENTS") shall be in form and substance reasonably satisfactory to the Agents and shall be in full force and effect. Without limiting the generality of the foregoing, the Agents shall be reasonably satisfied with
                        (i) the amount and terms of any debt of Union not repaid or not proposed to be repaid concurrently with the consummation


                                   Annex B-8
                       of the Acquisition and/or the Merger, and (ii) the aggregate consideration paid in connection with the Acquisition by the Borrower and its subsidiaries.

                  5. CONSUMMATION OF TENDER OFFER. Merger Sub shall have acquired not less than the Minimum Shares pursuant to the Tender Offer, and all other aspects of the Tender Offer shall have been consummated pursuant to the Acquisition Documents, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Agents.

                  6. TRANSACTION EXPENSES. The Agents shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition and the related financings will not exceed an amount acceptable to Agents.

                  7. SECURITY. The Collateral Agent (as defined in the Existing Credit Agreement), for the benefit of the Lenders, shall have been granted perfected first priority security interests in all assets to the extent described above under the heading "Security" in form and substance reasonably satisfactory to the Agents.

                  8. NO MATERIAL ADVERSE CHANGE. (i) Since December 31, 1996, there shall not have been any adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of the Borrower and its subsidiaries, and
                       (ii) since June 30, 1997, there shall not have been any adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of Union and its subsidiaries, which, in the case of clauses (i) and
                       (ii), the Agents, in their reasonable judgment, deem material.

                  9. FINANCIAL STATEMENTS. The Lenders shall have received, and Requisite Lenders shall be satisfied with, the audited financial statements for (i) the Borrower and its subsidiaries for the period ended December 31, 1996,


                                   Annex B-9
                       and (ii) Union and its subsidiaries for the period ended June 30, 1997, and, in the case of clauses (i) and
                       (ii), unaudited financial statements for the most recently concluded monthly period starting from the respective dates of the most recent audits.

                  10. CONSENTS AND APPROVALS. All necessary governmental, third party and shareholder approvals in connection with the Amended and Restated Bank Facilities, the transactions contemplated by the Amended and Restated Bank Facilities, the Acquisition, the Tender Offer, the Merger and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

                  11. PAYMENTS OF AMOUNTS DUE. All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated hereby payable to the Arranging Agents, the Co-Administrative Agents or the Lenders shall have been paid to the extent due.

                  12. SOLVENCY OPINION AND OTHER REPORTS. Lenders shall have received (i) an opinion from an independent valuation consultant or appraiser satisfactory to the Agents and (ii) a certificate from the chief financial officer of the Borrower, in each case in form and substance satisfactory to the Agents, to the effect that, after giving effect to the Acquisition, the Merger and contemplated borrowings of the full amounts applicable thereto which will be available under the Amended and Restated Bank Facilities, the Borrower and its subsidiaries on a consolidated basis will not be insolvent or rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in business, or have incurred debts beyond its ability to pay such debts as they mature.

                  13. CUSTOMARY CLOSING DOCUMENTS. All documents required to be delivered under the definitive financing documents, including customary legal opinions, corporate records


                                   Annex B-10
                       and documents from public officials and
                       officers' certificates, shall have been delivered.

CERTAIN
CONDITIONS        Conditions  precedent to the funding of the  Delayed-Draw
PRECEDENT TO      Term  Loan  will   include,   without   limitation,   the
FUNDING OF        following:
DELAYED-DRAW
TERM LOAN:        1.   CONSUMMATION OF MERGER.  The Merger shall have
                       been consummated pursuant to the Acquisition Documents, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Agents. Upon consummation of the Merger, all of the shares of Union shall be owned by the Borrower.

                  2. SECURITY. The Collateral Agent (as defined in the Existing Credit Agreement), for the benefit of the Lenders, shall have been granted perfected first priority security interests in (i) 100% of the stock of Union and (ii) all assets of Union (subject to the limitations set forth in the first sentence under the heading "Security"), in each case to the extent such security interests shall not previously have been granted.

                  3. AGGREGATE ACQUISITION CONSIDERATION. After giving effect to the consummation of the Merger and the payment of any portion of the aggregate consideration for the Shares (and any related transaction fees and expenses) that become due and payable thereupon, the aggregate amount of the consideration paid for the Shares (and all such transaction fees and expenses) shall not exceed $205,000,000.

CONDITIONS TO
ALL BORROWINGS:   The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.


                                   Annex B-11

III.  MISCELLANEOUS

SYNDICATION,      Any loans made pursuant to the Amended and Restated
ASSIGNMENTS AND   Credit Agreement on the Effective Date (including loans
PARTICIPATIONS:   made under the Existing Credit Agreement and maintained as loans under the Revolving Credit Facility) shall be made by Existing Lenders and New Lenders in such respective amounts as shall result in the outstanding loans of all Lenders reflecting their respective pro rata shares of the commitments thereunder.

                  The Lenders may assign all or, in an amount of not less than $5 million, any part of their share of the Amended and Restated Bank Facilities to one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Loan Documents) which are acceptable to the Co-Administrative Agents, such consent not to be unreasonably withheld, and upon such assignment, such affiliate, bank, financial institution or entity shall become a Lender for all purposes of the loan documentation; provided that assignments made to affiliates and other Lenders shall not be subject to the $5 million minimum assignment requirement. The Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their share of the Amended and Restated Bank Facilities.

REQUISITE
LENDERS: As contained in the Existing Credit Agreement, being Lenders holding 51% of total commitments or exposure under the Amended and Restated Bank Facilities, except that (x) any amendment which would disproportionately affect the holders of the Tranche A Term Loans, Tranche B Term Loans, the Tranche C Term Loans or the loans under the Revolving Credit Facility shall not be effective without the approval of holders of 51% of such class of holders and (y) with respect to matters relating to the interest rates, maturity, amortization, collateral issues, changes to the percentage specified in the definition of Requisite Lenders and certain other matters set forth in the Existing Credit Agreement, Requisite Lenders will be defined as Lenders holding 100% of total commitments or exposure under the Amended and Restated Bank Facilities.




                                   Annex B-12

TAXES, RESERVE    All payments are to be made free and clear of any taxes
REQUIREMENTS AND  (other than franchise taxes and taxes on overall net
INDEMNITIES:      income), imposts, assessments, withholdings or other
                  deductions whatsoever. Foreign Lenders shall furnish to Chase appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

                  The Borrower will indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or the Eurodollar Rate.

INDEMNITY:        The Borrower will provide standard indemnification for the
                  Agents and Lenders.

GOVERNING LAW AND The Borrower will submit to the non-exclusive
JURISDICTION:     jurisdiction and venue of the federal and state courts of the
                  State of New York and shall waive any right to trial by jury.
                  New York law shall govern the Loan Documents.

The foregoing is intended to summarize certain basic terms of the Amended and Restated Bank Facilities. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Amended and Restated Bank Facilities.

                                   Annex B-13

                                   SCHEDULE I

                    SOURCES AND USES OF FUNDS FOR ACQUISITION


PROJECT YANKEE
--------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

                                                        SOURCES AND USES
         -----------------------------------------------------------------------------------------------------------------

           SOURCES OF FUNDS              AMOUNT         USES OF FUNDS                                              AMOUNT
           ----------------              ------         -------------                                              ------
         Additional Financing          $225,000         Cash to Shareholders of Yankee                            $192,971
                                       --------         Trans. Fees and Expenses (includ. Financing Fees)           13,031
                                                        Refinance OSI Revolver                                      18,998
                                                                                                                    ------

            TOTAL SOURCES OF FUNDS     $225,000            TOTAL USES OF FUNDS                                    $225,000
                                       --------                                                                   --------
                                       --------                                                                   --------




                                  Schedule I-1